PRESS RELEASE

Clorox Reports 3 Percent Sales Growth and 20 Percent EPS Growth in Q1; Confirms Fiscal Year 2016 Outlook

OAKLAND, Calif., Nov. 2, 2015 – The Clorox Company (NYSE:CLX) today reported sales growth of 3 percent and a 20 percent increase in diluted net earnings per share (EPS) from continuing operations for its first quarter, which ended September 30, 2015. On a currency-neutral basis, first-quarter sales grew 6 percent.

“Our strategy continues to drive profitable growth, with strong sales increases in all our U.S. businesses and margin expansion in each of our business segments, including International,” said Chief Executive Officer Benno Dorer. “Notably, increased brand investment, including product innovation, is delivering meaningful value to consumers, resulting in category growth and the highest quarterly gain in total U.S. market share in three years.”

All results in this press release are reported on a continuing operations basis, unless otherwise stated. As previously announced, Corporación Clorox de Venezuela S.A. (Clorox Venezuela) discontinued operations effective Sept. 22, 2014. For the current and year-ago quarters, the results from Clorox Venezuela are included in discontinued operations in the company’s financial statements. Some information in this release is reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and reconciliations of key first-quarter fiscal year 2016 and fiscal year 2015 results to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

Fiscal First-Quarter Results

Following is a summary of key first-quarter results. All comparisons are with the first quarter of fiscal year 2015, unless otherwise stated.

*	$1.32 diluted EPS (20% increase)
*	3% volume growth
*	3% sales growth

In the first quarter, Clorox delivered earnings from continuing operations of $173 million, or $1.32 diluted EPS, compared to $145 million, or $1.10 diluted EPS, in the year-ago quarter. First-quarter diluted EPS results reflect higher sales and gross margin expansion. First quarter diluted EPS also reflects a comparison to a one-time benefit of 5 cents in the year-ago quarter related to a change in the company’s long-term disability plan.

In the first quarter, total company sales grew 3 percent, reflecting increases across all U.S. businesses, driven by strong volume growth and the benefit of price increases. First-quarter sales results also reflect 3 percentage points of unfavorable foreign currency exchange rates and higher trade promotion spending. Volume for the first quarter increased 3 percent.

The company’s first-quarter gross margin increased 220 basis points to 45 percent from 42.8 percent in the year-ago quarter, driven primarily by the benefits of cost savings; higher sales, which reflect strong volume growth and price increases; and favorable commodity costs. These factors were partially offset by higher manufacturing and logistics costs.

“Continued productivity gains and robust cost savings drove another quarter of significant margin expansion,” said Chief Financial Officer Steve Robb. “Importantly, our investments to deliver profitable growth continue to drive strong results. We’ll continue focusing on cost savings programs and efficiencies across our operations so we can reinvest in innovation platforms to fuel growth.”

First-quarter net cash provided by continuing operations was $135 million, compared with $234 million in the year-ago period. The year-over-year change reflects higher earnings from continuing operations in the current quarter, which were more than offset by unfavorable changes in working capital, including higher performance-based employee incentive compensation payments related to the company’s strong fiscal year 2015 results, the timing of customer collections and higher tax payments. Another contributing factor was a $15 million contribution to the company’s U.S. pension plan in the current quarter.

In the first quarter, the company repurchased about 1 million shares of its common stock at a cost of about $112 million to offset stock option dilution.

Key Segment Results

Following is a summary of key first-quarter results from continuing operations by reportable segment. All comparisons are with the first quarter of fiscal year 2015, unless otherwise stated.

Cleaning

(Laundry, Home Care, Professional Products)

●	5% volume growth

●	6% sales growth

●	20% pretax earnings growth

Segment volume growth was driven primarily by gains across a number of Home Care brands, including strong growth of Clorox® disinfecting wipes behind increased merchandising support for the back-to-school season. Importantly, innovation in wipes products, including Clorox® Micro Scrubbers, Clorox® ScrubSingles and Clorox® Triple Action Dust Wipes, contributed to category growth and market share gains. Professional Products also contributed to segment volume growth, with increases across a number of health care and cleaning brands. Sales outpaced volume primarily due to the benefit of the February 2015 price increase on Clorox bleach, partially offset by higher trade promotion spending. Pretax earnings growth reflected higher sales as well as the benefits of favorable commodity costs and strong cost savings. These factors were partially offset by incremental demand-building investments and higher manufacturing and logistics costs.

Household

(Bags and Wraps, Charcoal, Cat Litter)

●	1% volume growth

●	5% sales growth

●	58% pretax earnings growth

Segment volume growth was driven primarily by gains in the Charcoal business, largely due to strong consumption and merchandising activity related to Labor Day, partially offset by decreased shipments in Cat Litter, reflecting continued competitive activity. The Bags and Wraps business also contributed to segment volume growth, with distribution gains and increased merchandising support behind innovation in premium trash bags, including new Glad® OdorShield® with Gain® scent. Segment sales outpaced volume due to favorable mix and the benefit from the November 2014 price increase in Bags & Wraps as consumers traded up to premium trash bags. Pretax earnings growth reflected higher sales, the benefit of favorable commodity costs and strong cost savings. These factors were partially offset by higher manufacturing and logistics costs.

Lifestyle

(Dressings and Sauces, Water Filtration, Natural Personal Care)

●	8% volume growth

●	7% sales growth

●	5% pretax earnings growth

Segment volume growth reflected increases across all businesses. In Dressings and Sauces, volume gains were driven primarily by higher shipments of bottled Hidden Valley® dressings, which include new flavored ranch products. Natural Personal Care delivered double-digit volume growth behind product innovation in face products, strength in towelettes and the earlier timing of holiday gift pack shipments. Water Filtration also contributed strongly to segment volume growth due to increased merchandising behind pour-through products. Volume outpaced sales primarily due to higher trade promotion spending. Pretax earnings growth was driven primarily by higher sales and the benefit of cost savings, partially offset by incremental demand-building investments.

International

(All sales outside of the U.S.)

●	Flat volume

●	8% sales decrease (5% growth, currency-neutral basis)

●	23% pretax earnings growth

Segment volume results reflect gains in Mexico and Canada, offset by lower shipments in certain other Latin American countries. Volume outpaced sales largely due to the impact of unfavorable foreign currency exchange rates, with double-digit declines across most countries, partially offset by the benefit of price increases. On a currency neutral basis, segment sales grew 5 percent. Pretax earnings grew $6 million, reflecting the benefits of price increases, cost savings as a result of the International business driving productivity gains to rebuild margin, and favorable mix. These factors were partially offset by the impact from unfavorable foreign currency exchange rates and higher manufacturing and logistics costs, primarily driven by continued inflation.

Clorox Confirms Fiscal Year 2016 Outlook

●	Flat to 1% sales growth (3% to 4% growth, currency-neutral basis)

●	25 basis points to 50 basis points of EBIT margin expansion

●	$4.68 to $4.83 diluted EPS range

Clorox continues to anticipate delivering flat to 1 percent sales growth, which reflects about 3 points of incremental sales growth from product innovation for the fiscal year. The company’s sales outlook also reflects expected moderation from slowing international economies as well as 3 percentage points of impact from unfavorable foreign currency exchange rates, of which more than half the impact reflects an anticipated significant devaluation of the Argentine peso. The company continues to anticipate fiscal year sales to be impacted by an increase in trade-promotion spending to drive the company’s core business and trial of new products.

Clorox continues to anticipate EBIT margin expansion in the range of 25 to 50 basis points, primarily driven by normalized levels of performance-based incentive costs, the benefit of cost savings, some benefit from price increases and slightly lower commodity costs. The company continues to anticipate these factors to be partially offset by a greater impact from unfavorable foreign currency exchange rates and continued high inflation affecting manufacturing and logistics costs. Fiscal year EBIT margin is also expected to be impacted by incremental investments in demand building programs and the company’s cost savings pipeline to drive profitable growth.

Clorox continues to anticipate its effective fiscal year 2016 tax rate to be between 34 percent and 35 percent.

Net of all these factors, Clorox continues to anticipate fiscal year 2016 diluted EPS from continuing operations in the range of $4.68 to $4.83.

“Looking forward, we’ll stay the course with our 2020 Strategy, as we face the global challenges of worsening foreign currencies and slowing international economies,” Dorer said. “In addition, we anticipate further pressure from competitors in the second half of the fiscal year as they respond to our market share gains. Notwithstanding these challenges, we have a healthy core business and we remain committed to driving growth profitably.”

For More Detailed Financial Information

Visit the company’s Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information

●	Supplemental unaudited gross margin driver information

●

Supplemental unaudited reconciliation of certain non-GAAP financial information, including earnings from continuing operations before interest and taxes (EBIT) and earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA)

●	Supplemental unaudited balance sheet and cash flow information and free cash flow reconciliation

●	Supplemental price-change information

Note: Percentage and basis-point changes noted in this press release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Reporting: Financial Results section of the company’s website at TheCloroxCompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 7,700 employees worldwide and fiscal year 2015 sales of $5.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products and Burt's Bees® natural personal care products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility (CR) efforts, including, most recently, two U.S. EPA Climate Leadership Awards for Excellence and inclusion among the top 40 companies on the 2015 Newsweek Green Rankings and CR magazine's 100 Best Corporate Citizens 2015 list. The Clorox Company and The Clorox Company Foundation contributed approximately $15 million in combined cash grants, product donations, cause marketing and employee volunteerism in the past fiscal year. For more information, visit TheCloroxCompany.com, the CR Matters Blog and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volumes, sales, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management's estimates, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," and variations on such words, and similar expressions that reflect our current views with respect to future events and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as updated from time to time in the company's SEC filings. These factors include, but are not limited to: intense competition in the company's markets; worldwide, regional and local economic conditions and financial market volatility; the ability of the company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix; risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor claims, labor unrest and inflationary pressures, particularly in Argentina; and potential harm and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions; risks related to the company's discontinuation of operations in Venezuela; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; supply disruptions and other risks inherent in reliance on a limited base of suppliers; the ability of the company to develop and introduce commercially successful products; dependence on key customers and risks related to customer consolidation and ordering patterns; costs resulting from government regulations; the ability of the company to successfully manage global, political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to reliance on information technology systems, including potential security breaches, cyber-attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill; the success of the company's business strategies; the ability of the company to implement and generate anticipated cost savings and efficiencies; the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions and the company's litigation related to its discontinued operations in Brazil; the company's ability to attract and retain key personnel; the company's ability to maintain its business reputation and the reputation of its brands; environmental matters, including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances; the impact of natural disasters, terrorism and other events beyond the company's control; the company's ability to maximize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its operations and financial results; the company's ability to maintain an effective system of internal controls; uncertainties relating to tax positions, tax disputes and changes in the company's tax rate; the accuracy of the company's estimates and assumptions on which its financial statement projections are based; the company's ability to pay and declare dividends or repurchase its stock in the future; and the impacts of potential stockholder activism.

The company's forward-looking statements in this press release are based on management's current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to sales growth, diluted EPS, EBIT and EBIT margin. The company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations.

The company disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s results reported in accordance with GAAP, including income taxes, interest income, interest expense and foreign exchange impact. The exclusion of foreign exchange impact is also referred to as currency-neutral. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons as they show currency-neutral sales comparisons and the company uses such financial measures in its budgeting process and as factors in determining compensation. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the company’s consolidated financial statements presented in accordance with GAAP.

Media Relations

Aileen Zerrudo (510) 271-3075, aileen.zerrudo@clorox.com

Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com

Investor Relations

Landon Dunn (510) 271-7256, landon.dunn@clorox.com

Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit Investor Events on the company’s website.

Condensed Consolidated Statement of Earnings (Unaudited)
Dollars in millions, except share amounts

	Three Months Ended
	9/30/2015	9/30/2014
Net sales	$1,390	$1,352
Cost of products sold	765	774
Gross profit	625	578

Selling and administrative expenses	186	180
Advertising costs	123	121
Research and development costs	30	30
Interest expense	23	26
Other (income) expense, net	(1)	3
Earnings from continuing operations before income taxes	264	218
Income taxes on continuing operations	91	73
Earnings from continuing operations	173	145
Losses from discontinued operations, net of tax	(1)	(55)
Net earnings	$172	$90

Net earnings (losses) per share
Basic
Continuing operations	$1.34	$1.12
Discontinued operations	(0.01)	(0.42)
Basic net earnings per share	$1.33	$0.70

Diluted
Continuing operations	$1.32	$1.10
Discontinued operations	(0.01)	(0.42)
Diluted net earnings per share	$1.31	$0.68

Weighted average shares outstanding (in thousands)
Basic	129,155	129,312
Diluted	131,220	131,369

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) from continuing operations before income taxes
	Three Months Ended			Three Months Ended
	9/30/2015	9/30/2014	% Change (1)	9/30/2015	9/30/2014	% Change (1)
Cleaning	$497	$470	6%	$149	$124	20%
Household	411	392	5%	82	52	58%
Lifestyle	231	216	7%	59	56	5%
International	251	274	-8%	32	26	23%
Corporate	-	-	-	(58)	(40)	45%
Total	$1,390	$1,352	3%	$264	$218	21%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheet
Dollars in millions

	9/30/2015	6/30/2015	9/30/2014
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$383	$382	$355
Receivables, net	472	519	455
Inventories, net	408	385	397
Other current assets	147	143	144
Total current assets	1,410	1,429	1,351
Property, plant and equipment, net	885	918	947
Goodwill	1,052	1,067	1,087
Trademarks, net	533	535	539
Other intangible assets, net	49	50	60
Other assets	166	165	166
Total assets	$4,095	$4,164	$4,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$131	$95	$53
Current maturities of long-term debt	300	300	575
Accounts payable	419	431	385
Accrued liabilities	464	548	478
Income taxes payable	37	31	42
Total current liabilities	1,351	1,405	1,533
Long-term debt	1,796	1,796	1,596
Other liabilities	741	750	762
Deferred income taxes	88	95	90
Total liabilities	3,976	4,046	3,981

Commitments and contingencies

Stockholders’ equity
Common stock	159	159	159
Additional paid-in capital	790	775	702
Retained earnings	1,993	1,923	1,731
Treasury shares	(2,282)	(2,237)	(2,007)
Accumulated other comprehensive net loss	(541)	(502)	(416)
Stockholders’ equity	119	118	169
Total liabilities and stockholders’ equity	$4,095	$4,164	$4,150

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

The reconciliations below are on a continuing operations basis

First-Quarter Sales Growth Reconciliation

	Q1 Fiscal	Q1 Fiscal
	2016	2015
Total Sales Growth (GAAP)	2.8%	0.6%

Less: Foreign exchange	-2.8%	-1.9%

Currency-Neutral Sales Growth (Non-GAAP)	5.6%	2.5%

The reconciliations below for fiscal year 2015 are provided as a reference point for the fiscal year 2016 outlook.

Fiscal Year EBIT Margin(1) Reconciliation

Dollars in millions

FY Fiscal 2015
Earnings from continuing operations	$921
before income taxes (GAAP)

Interest Income	-4
Interest Expense	100

EBIT (1) (non-GAAP)	$1,017

Net Sales	$5,655

EBIT margin(1) (non-GAAP)	18.0%

(1) EBIT represents earnings from continuing operations before interest and taxes. EBIT margin is the ratio of EBIT to net sales.

For Gross Margin Drivers, please refer to the Supplemental Information: Gross Margin Driver page in the Financial Results section of the company’s website TheCloroxCompany.com.